Exhibit 10.4

Konek2CARD OUTSOURCING PILOT AGREEMENT
(Formerly Mobile Financial Services)

KNOW ALL MEN BY THESE PRESENTS:

This Agreement made and entered into by and among:

CARD BANK, INC. (A Microfinance-Oriented Rural Bank), a corporation duly organized and existing under and by virtue of the laws of the Republic of the
Philippines with principal place of business at 20 M. L. Quezon St., City
Subdivision, San Pablo City, Laguna, the duly registered owner of the business name, herein represented by its President and CEO, DOLORES M. TORRES, duly authorized for the purpose, and hereinafter referred to as "CARD Bank";

- and -

CARD MRI INFORMATION TECHNOLOGY, INC., a corporation duly
organized and existing under and by virtue of the laws of the Republic of the
Philippines with address at 20 M. L. Quezon St., City Subdivision, San Pablo
City, Laguna, represented in this act by its President, EDGAR V. CAUYAN, duly authorized for the purpose, and hereinafter referred to as "CMIT";

- and -

TELUPAY (PHILIPPINES) INC., a corporation duly organized and existing under Philippine laws, with principal office located at 6th Floor Kings Court,
Building 2, 2129 Don Chino Roces Avenue corner Dela Rosa Street, Makati City
1230, Philippines, herein represented by its President and CEO, Rosarito D.
Carrillo, hereinafter referred to as "TELUPAY";

(CARD BANK, CMIT and TELUPAY may hereinafter be referred to collectively as "Parties")

WITNESSETH:

WHEREAS, CARD Bank is a banking corporation primarily engaged in the business of providing microfinance loans and deposit services to its customers through its branches, Micro-Banking Offices (MBOs) in various locations nationwide;

WHEREAS, CMIT is an information technology corporation that provides project management, technical consultancy, solutions development and implementation services to microfinance, micro-insurance, and other related service organizations;

WHEREAS, TELUPAY is a Service Provider engaged in the business of developing mobile application platforms and/or software for the provision of mobile phone banking services and has offered the use of its existing mobile application platform and/or software for mobile banking service requirements (the "TelUPay Services");

WHEREAS, CARD Bank is engaging into a project to utilize mobile application to enable mobile financial transactions and is requiring technology solutions that can integrate with its existing banking systems;

WHEREAS, CMIT has represented that it has the capability to provide such integrated solutions by engaging its Project Management Office to handle the technical aspects of the project and to implement technology solutions based on CARD Bank's business requirements;

WHEREAS, CARD Bank has agreed, in principle, to utilize the TelUPay Services for its commercial operations subject, however, to the CARD Bank and CMIT assessment of the acceptability of the TelUPay Services in terms of capability, reliability, usability, security, viability, scalability, performance, install-ability, compatibility and overall requirements of CARD Bank and its; system for a Mobile Financial System (MFS);

WHEREAS, TELUPAY has agreed to provide, and CARD Bank and CMIT has agreed to avail of the TelUPay Services, for a trial period to enable CARD Bank and CMIT to assess the acceptability of the TelUPay Services subject to and under the terms and conditions set forth herein;

WHEREAS, the Parties desire to enter into this Agreement to memorialize their respective responsibilities for implementing, conducting and monitoring the Pilot Program and to establish objective criteria for determining its success;

NOW, THEREFORE, in consideration of the premises and the terms and conditions set forth herein, the Parties hereto agree as follows:

1.        Objectives of the Pilot Program. The Pilot Program will establish the Mobile Financial Services link between CARD Bank CASA and the Pilot Providers, enabling CARD BANK and CMIT to evaluate the viability and compatibility of Ebanker Group of System, MFS Middleware (Socket, Agent, Listener and SMS Central) and TelUPay system.

2.        Scope of Services.

i.        TelUPay

TEIUPAY shall, during the Term of this Agreement, provide CARD Bank with the Services to enable CARD Bank and CMIT to assess the acceptability of the Services following the satisfactory performance of the System in the conduct of the Pilot implementation and the overall requirements of CARD Bank and its system for a MFS (the "Pilot Program"). The evaluation of the Pilot Program shall be based on the Key Performance Indicators agreed upon by the Parties as set forth in Clause 16 hereof.

The Services shall refer to the mobile application platform and/or software development services providing mobile phone banking and e-wallet services, including all updates, patches or enhancements thereto, training, maintenance and support services and other deliverables and information supplied by or on behalf of TELUPAY, which will enable specific transactions allowed by CARD Bank's system for its customers to conduct mobile transactions such as the following:

1.        Balance inquiries

2.        Cash-in

3.        Cash-out transactions (Request, Completion and Cancellation of Request)

4.        Loan payment (Client-Initiated and Agent-Assisted)

5.        Revolving Credit Facility Loan (Request for drawdown and Repayment)

6.        Fund transfer (Matapat to Pledge and with Other Savings Account)

7.        Change MPIN

8.        Request for Mini-Statement

9.        Agent's Summary of Transactions

10.      Bills payment

11.      E-load purchases

12.      MBO/Tier 2 Agent (Cash-in and Cash-out transactions)

TelUPay Services shall also include all transactions necessary or incidental for the foregoing transactions such as:

    Enrollment/ registration/ activation / deactivation of a MFS account

    Security control

    Report generation

    Real-time notification and confirmation of customer transactions

    Back-up and recovery

    Other transactions which may be identified during the Pilot subject to mutual agreement between the Parties.

"TELUPAY System" means the TELUPAY Services and the Services Documentation. "TELUPAY Services Documentation" means the services manuals, user instructions, technical literature and all other related materials in eye readable form supplied to CARD Bank/CMIT by TELUPAY for aiding the use of the TELUPAY Services

ii.        CMIT

CMIT shall provide CARD Bank with the Services to enable CMIT to assess the acceptability of the Services following the satisfactory performance of the System in the conduct of the Pilot implementation and the overall requirements of CARD Bank and its system for an MFS (the "Pilot Program") and shall meet the following:

a.        Establish communication link between CARD Bank CASA system and the TelUPay system and successful processing of member transaction through mobile application;

b.        Achieve the level of functionality necessary when properly link with the TelUPay system and translate ISO messages to messaging used by TelUPay and CARD Bank CASA, or vice versa;

c.        Develop MFS Listener which communicates with CARD Bank MFS Agents to get an update in clients' accounts, generate text file, where SMS Central pulls provided data for outbound messaging. MFS Agent, on the other hand, liable for automated posting of weekly due at scheduled intervals;

d.        Develop middleware and modify the existing e*banker, e*system, cebanker in relation to MFS transaction;

e.        Implement security according to acceptable industry standards in the following areas: system security, application software security, database security, data transport security, user authentication and authorization, and transaction authentication;

f.        Acquire and install in CARD Bank the required servers, firewalls, communication links, network routers, and other equipment necessary to connect its host system at the CMIT Data Center. Said equipment shall be strictly in accordance with the standards and specifications set by CARD Bank's and CMIIT's information security policies;

g.        Provide appropriate training to authorized end-users of CARD Bank on matters pertaining to the use of the online savings system with emphasis on the technical, operations and security aspects of the project;

h.        Coordinate with TELUPAY to assist CARD Bank in making arrangements for installation of the wallet system;

i.        Readily provide CARD BANK with sufficient technical assistance for Pilot Program to utilize services of TELUPAY;

j.        Allocate the necessary manpower and hardware/software resources to address any questions in online savings system raised by the Testers and to ensure the successful implementation of the project;

k.        Perform a technical analysis of the hardware, software and platforms maintained. The result of the analysis will be used by CARD Bank in selecting MFS Platform for Commercial Pilot;

iii.        Pilot Responsibility of CARD Bank. During the Pilot Period, CARD Bank shall:

a.        Define its business requirements in detail to enable CMIT and TELUPAY to design and deliver the appropriate solution;

b.        Establish the controlled group that will be included in the pilot;

c.        Provide knowledgeable manpower to answer all queries about transaction to be raised and resolved issues in day-to-day operations;

d.        Provide merchandising materials for KabaliCARD Agent as well as the training for all members, Agents and CARD Bank Staff include in Pilot Phase;

e.        Shoulder the registration fee of members' e-wallet payable to third-party provider;

f.        Communicate all technical problems to CMIT/TELUPAY to facilitate resolution in the agreed format. However, CARD Bank shall be accountable for determining and managing the impacts of such technical problems to roll-out and implementation schedules, and reputational risks;

g.        Examine the results of resolutions provided by CMIT/TELUPAY to reported problems and make business decisions there from.

3.        Pilot Period. The Pilot Program shall be conducted for a period of five (5) months and shall commence on the date of this Agreement (the "Commencement Date") and ending on (the "Termination Date") or upon the earlier of (a) the parties' mutual determination that the Pilot Criteria have been satisfied or (b) 180 days after the Commencement Date. The Pilot Period will be subject to extension in accordance with the provisions of Section 4.

4.        Fees for the Pilot Program. It is understood by the Parties herein that the installation, evaluation and testing of the TelUPay Services under this Agreement shall be at no cost to CARD Bank. The use of TelUPay Services by CARD Bank and its Members, however, shall be subject to the charges outlined in "Annex A" (FEES AND PAYMENT TERMS) hereof.

During each month of the Pilot Period, CARD Bank will pay CMIT the fees and charges stipulated in the Outsourcing Fees and Payment Terms, attached and made an integral part hereof as "Annex B".

In the event that TELUPAY fails to satisfy CARD Bank in any of its undertakings and the resulting delays impair the ability of CMIT to demonstrates its deliverables by the Termination Date, the Parties will entertain other Pilot Provider thus the Pilot Period will be extended for a period the length of those delays ("the Extension Period"). In that event, CARD Bank will continue to pay CMIT the foregoing monthly fees and charges throughout the Extension Period. However, if CMIT fails to timely satisfy any of its responsibility and delays occurs, CARD Bank will not be responsible for any monthly fees during the Pilot Extension Period. The Outsourcing Fees and Payment Terms shall be reviewed after the Pilot Period by CARD Bank and CMIT. If there is no review or agreement, the latest agreed upon fess shall continue to be in force and effect until a new fee structure is agreed upon between them.

5.        Production Programs. Prior to or at the end of the Pilot Period, if the deliverables are satisfied; CARD Bank will provide reasonable assistance to CMIT in securing definitive agreements with MFS Plans for the implementation of Production Programs (the "Production Program Agreements").

6.        Segregation of data of the bank from the service provider/s. CMIT and TELUPAY shall ensure that data of CARD Bank is segregated from their other clients' and from their own data, and that access to said data is provided to authorize users of CARD Bank;

7.        Access to Financial Information of the service provider/s. Access of BSP to CMIT and TELUPAY's operations in relation to the outsourced activities/services are open for review by the Bangko Sentral ng Pilipinas (BSP). CMIT and/or TELUPAY shall immediately take the necessary corrective measures to satisfy the findings and recommendations of the BSP examiners and those of the internal and/or external auditors of CARD Bank.

8.        Access of the internal and external auditor to information on outsourced activities/services.

CARD Bank's internal and external auditors shall be given access to the information outsourced to the service providers or CMIT/TELUPAY in fulfillment of their respective duties.

9.        Disaster Recovery/Business Continuity and Contingency plans and procedures.

In the event of uncontrollable instances such as natural and man-made calamities, critical recovery period was set to ensure timely resumption of operation after such event base on the time frame set by the Parties with details below. This period will start on the identification of the extent of damage until full resumption to the normal operation.

Backup is provided for the continuity, restoration and recovery of critical data and systems. CARD Bank shall ensure that critical data is backed up daily and copies are maintained at the CARD Bank Data Center and offline backups safeguarded by the Information Security.

This policy is designed to protect the data of the softwares mentioned above in the event of an equipment failure, intentional destruction of data, or disaster.

Fire insurance premium for all hardware/software own by the bank and staff fidelity bond for CARD Bank employees shall be borne by CARD Bank and shall be regularly evaluated to ensure its adequacy.

10.        Remedies of the bank in the event of change of ownership, assignment, insolvency or receivership of the service provider.

CARD Bank shall be immediately notified in writing by CMIT/TELUPAY on any pertinent information that may affect the capability of CMIT/TELUPAY to continue its services to CARD Bank such as but not limited to: change ownership, assignment, attachment of assets, insolvency or receivership. Notification shall be given by CMIT/TELUPAY giving consideration on the sufficient time for CARD Bank to identify new service provider. Hence, CMIT/TELUPAY shall be responsible in assisting CARD Bank until such time that the CARD Bank identified other service provider.

11.        Confidentiality Undertaking. The Parties acknowledge that their discussions and implementation of the Pilot program may entail the exchange of confidential information, including technical specifications and information about business methods, operations and prospects, costs, markets, pricing policies, technical processes and applications and confidential client records ("Information"). Each party agrees that for five years after the Commencement Date hereof, it will (a) keep all Information confidential, (b) refrain from disclosing any Information to any person or firm, other their respective employees and agents having a need to know and (c) refrain from using any Information, directly or indirectly, for its own benefit or the benefit of any affiliate. The parties further agree that all Confidential and Proprietary Information shall not be divulged, directly or indirectly, to any other person, firm, corporation, association or entity, for any purpose whatsoever, and shall not make use of such information, without the prior written consent of the other Party.

On termination of this Agreement, each Party agrees to promptly deliver to the other Party all Confidential and Proprietary Information of the other Party then in such Party's possession. Neither Party shall retain any Confidential and Proprietary Information of the other Party.

"Confidential and Proprietary Information" shall mean any and all technical and non-technical information, including but not limited to business plans, business forecasts, research, financial information, procurement requirements, purchasing requirements, manufacturing, customer lists, sales and merchandising efforts, marketing plans, experimental work, development, design details, specifications, engineering, patents, copyrights, trade secrets, proprietary information, methodologies, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae in any way related to the current, future and proposed business, products and services of either of the parties.

Confidential and Proprietary Information may be information disclosed to the receiving Party either orally, visually, in writing (including graphic material) or by way of consigned items. The receiving Party shall take all reasonable security precautions, including precautions at least as great as it takes to protect its own confidential information, to protect the secrecy of Confidential and Proprietary Information. The receiving Party may disclose Confidential and Proprietary Information only to its employees or consultants on a need-to-know basis. The receiving Party will have executed or shall execute appropriate written agreements with its employees and consultants sufficient to enable it to comply with all the provisions of the Agreement.

Information shall not be deemed Confidential and Proprietary Information if it is: (i) publicly available prior to the Agreement or becomes publicly available without a breach by the receiving Party; (ii) rightfully received by the receiving Party from third parties without accompanying confidentiality obligations; (iii) already in the receiving Party's possession and was lawfully received from sources other than the disclosing Party; (iv) independently developed by the receiving Party; or (v) approved by the disclosing Party for release;

12.        Technology and Equipment. Except as otherwise provided in any applicable Work Order, TELUPAY/CMIT shall provide all non-generic software and any and all hardware or software, and any modifications or enhancements thereto, as may be required for the performance of the CMIT and TelUPay Services for CARD Bank.

13.        Intellectual Property. Except as otherwise provided in this Agreement, nothing herein shall be construed or interpreted to grant any license in favor of CMIT/CARD Bank over the TELUPAY's existing mobile application platforms and/or software used for the provision of the TelUPay Services.

14.        Prohibition on Reverse Engineering, Decompilation, Disassembly, etc. Except with the prior written consent of TELUPAY, CMIT/CARD Bank shall not reproduce, copy, distribute, market, disclose, reverse engineer, decode, decompile, disassemble, license, assign, transfer, or allow the unauthorized use or disclosure of any part or the whole of the TELUPAY's mobile application platforms and/or software.

15.        Third Party Components. The Parties shall specify in each Work Order any third party product, software, hardware or other material required for the performance of this Agreement by TELUPAY/CMIT ("Third Party Material") to be utilized for, incorporated into, or provided as part of, any services performed or deliverables provided under such Work Order. Unless expressly stated otherwise in the applicable Work Order, TELUPAY/CMIT shall be responsible for obtaining at its own expense all rights, licenses and consents necessary for the Parties to use such Third Party Materials.

16.        Personnel. TELUPAY/CMIT shall assign Service Provider Personnel who are properly educated, trained and qualified for the services they are to perform. In no case shall the Service Provider Personnel become employees of CARD Bank by virtue of the execution of this Agreement and the performance of the obligations hereunder. TELUPAY/CMIT shall be exclusively responsible for the payment of salaries and benefits of such Service Provider Personnel and undertakes to indemnify the CARD Bank for any claims by such Service Provider Personnel relating to salaries, employment benefits and other reasonable cost arising from such claims.

The Parties hereby acknowledge that none of the them nor any of their respective subsidiaries or affiliates will extend or solicit an offer of employment to any employee of the herein Party. This prohibition shall survive for a period of two (2) years after the termination of this Agreement. Should there be a violation of this undertaking, TELUPAY shall be liable for three (3) times the total invoice paid by CARD Bank under this Agreement or P2,000,000.00, whichever is higher.

17.        Project Manager.

(a)        TELUPAY shall designate a Project Manager ("SP Project Manager") who will serve as the liaison between the CARD Bank and TELUPAY with respect to the services and deliverables to be provided under such Work Order. The SP Project Manager shall have: (i) day-to-day responsibility for supervising the performance of TELUPAY's obligations under the relevant Work Order; and (ii) responsibility for seeking all necessary approvals to commit TELUPAY to any course of action, undertaking, obligation or responsibility in connection with the TELUPAY's performance of the relevant Work Order.

(b)        CARD bank shall also designate a Project Manager ("CB Project Manager") who will serve as the liaison between CARD Bank and TELUPAY with respect to the Services and Deliverables to be provided under such Work Order. The CB Project Manager shall have: (i) day-to-day responsibility for supervising the performance of the CARD Bank's obligations under the relevant Work Order; and (ii) responsibility for seeking all necessary approvals to commit CARD Bank to any course of action, undertaking, obligation or responsibility in connection with the execution of the relevant Work Order.

18.        Facilities. In the event that TELUPAY is required to provide the TelUPay Services on-site, CARD Bank and CMIT shall provide TELUPAY and its personnel access to their facilities that may be reasonably required by TELUPAY for the latter to provide the TelUPay Services, including but not limited to computing resources, clerical support and reprographic facilities. All such facilities that are provided by CARD Bank, CMIT and its Members shall be utilized for the sole purpose of performing the TelUPay Services. The use of the facilities by TELUPAY shall not constitute any leasehold or other property interest in favor of TELUPAY or any exclusive right to occupy or use the said facilities transfer any title in the facilities to TELU PAY.

18.        Change Orders. If CARD Bank/CMIT desires to modify the scope of the Services to be performed or the Deliverables to be provided under a Work Order, CARD Bank/CMIT shall provide to TELUPAY a detailed description of such proposed modifications. Within fifteen (15) days of TELUPAY's receipt of such proposal (or other period of time as agreed by the parties), TELUPAY shall in good faith develop and deliver to CARD Bank/CMIT a change order (each a "Change Order") setting forth the revised Work Order and the Services and Deliverables to be provided by TELUPAY and any other relevant changes to the applicable Work Order, including without limitation, any changes to the compensation to TELUPAY and the schedule for performance and delivery of the Services and Deliverables. Upon execution of the Change Order by an authorized representative of the Parties, such Change Order shall be effective and shall become a part of the Work Order. In the event the parties do not agree to the terms of a Change Order, the Work Order shall continue in effect as originally executed by the Parties. TELUPAY may also propose changes to the scope and/or compensation under a Work Order and CARD Bank/CMIT shall consider such proposed changes in good faith.

19.        KEY PERFORMANCE INDICATORS. The CARD Bank/CMIT shall assess the acceptability of the TelUPay Services under the Pilot Program on the basis of the following:

19.1        TelUPay System Availability - the measure of the system's up-time record equivalent to 99.5% of the total time period of observation. The period of observation shall be from the time the Production Readiness Certificate is issued up to the end of the Pilot Program.

19.2        TelUPay Response Time - the measurement of the period by which the Service Provider responds to a problem reported by CARD Bank/CMIT during the observation period.

19.3        TelUPay Resolution Time - the measurement of the period by which TELUPAY is able to resolve the problem reported by CARD Bank/CMIT during the observation period.

19.4        TelUPay System Transaction Threshold - the measurement of the maximum number of transactions during a specified period (peak and off-peak) that TELUPAY's system can handle.

For the avoidance of doubt, the tables outlining the problem severity and the TelUpay response and resolution time requirement, which needs to be observed during the observation period, are found in Sections 4.3 and 4.4 of Annex C (Service Level Agreement), made an integral part of this Agreement.

CARD Bank shall be entitled to claim from TELUPAY a percentage of the latter's Transaction Fees of the previous month as a consequence of TELUPAY's failure to meet the response times required under Annex C as described in Section 4.5 thereof.

20.        Problem Management and Escalation. The CMIT and TELUPAY shall conform to the Problem Management and Problem Escalation Workflow as stipulated in Annex C.

21.        Issuance of Acceptance Certificate. Within fifteen (15) days from the completion of the Pilot Program on the target completion date, CARD Bank shall notify TELUPAY regarding the outcome of the evaluation and shall issue either an Acceptance Certificate signifying CARD Bank's acceptance of the CMIT and TelUPay Services as being compliant with the criteria and standards set and agreed upon by the Parties; or a Notice of Non-Acceptance if it finds that the such criteria and standards were not satisfied or complied with. If CARD Bank issues an Acceptance Certificate, the Pilot Program shall proceed to commercial operation, which shall be covered by a new agreement between the Parties, which terms and conditions shall be finalized within thirty (30) days before Pilot Completion.

22.        Exclusivity. TELUPAY undertakes that it will not, directly or indirectly, within two (2) years from the Signing Date of this Agreement or upon the termination of this Agreement by mutual agreement of the parties, as provided in paragraph number 13 above, offer the CMIT and TelUPay Services or any modified or enhanced mobile application platforms and/or software to third parties, or entertain or solicit any offer of joint venture or partnership for the operation of the CMIT and TelUPay Services.

23.        Most Favored Nation Clause. TELUPAY guarantees that all of the benefits and terms granted by TELUPAY herein are at least as favorable as the benefits and terms granted by it to CARD Bank. Should TELUPAY enters into any agreement with any other client as may be allowed under this Agreement which provides for benefits or terms more favorable than those contained herein, then this Agreement shall be deemed to be modified to provide CARD Bank with those more favorable benefits and terms. For this purpose, TELUPAY shall promptly notify CARD Bank of the existence of such more favorable benefits and terms and CARD bank shall have the right to receive the more favorable benefits and terms immediately. If requested in writing by CARD Bank, TELUPAY shall amend this Agreement to contain the more favorable terms and conditions.

24.        Termination. Any of the Parties has the right to terminate this Agreement if any party materially breaches or is in default of any obligation hereunder which default is incapable of cure or which, being capable of cure, has not been cured within thirty (30) calendar days after receipt of a written notice of such default (or such additional period as the non-breaching party may authorize in writing).

The foregoing notwithstanding, CARD Bank shall have the right to terminate this Agreement for the following breaches, which shall be deemed incapable of cure:

1.        TelUpay System Availability falls below [99.5%] for a continuous period of at least [3 days].

2.        TelUpay System Availability falls below [95.0%] for a continuous period of at least [1 day].

3.        Continuous inability of TelUPay to meet the response time requirements under Annex B;

4.        Occurrence service incidents/issues with the following frequency:

a.        Severity 1-- exceeding five (5) times for any 30-day period;

b.        Severity 2 -- exceeding five (5) times for any 30-day period; or

c.        Severity 3 -- exceeding ten (10) times for any 30-day period.

25.        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Philippines;

26.        Dispute Resolution. Any dispute, controversy or claim which may arise out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall, at the first instance, be settled by negotiation and consultation by the Parties in good faith.

In the event of such dispute, differences or disagreement cannot be settled by mutual agreement within the 60-day period, the same shall be settled finally by arbitration in the Philippines. The arbitration shall be conducted in accordance with the rules set forth by the Philippine Dispute Resolution Center, Inc. ("PDRCI").

Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of this agreement to arbitrate shall be governed by the laws of the Republic of the Philippines and the rules of the PDRCI.

The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accountings presented to the arbitral tribunal. Each of the Parties hereto waives any right to appeal any decision reached by the arbitrator(s). Judgment upon any award may be entered in any court having jurisdiction.

This Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect pending the award in any arbitration proceeding.

This Agreement to arbitrate shall be binding upon the successors, assigns and any trustee or receiver of each Party.

27.        Separability. If any provision of this Agreement shall be prohibited by or become invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement;

28.        Entire Agreement. This Agreement constitutes and embodies the entire agreement between the Parties. No other terms and conditions, verbal or otherwise, not herein expressly contained shall effect, change or modify this Agreement or alter the provisions herein agreed upon, unless such change, modification, extension, addition or alteration be in writing, duly signed by both parties.

Where the services under any Work Order require modifications or enhancements to the TELUPAY's existing mobile application platforms and/or software, the computer code and other literary elements arising out of such modification or enhancement shall be the sole and exclusive property of TELUPAY.

However, TELUPAY may not offer the use of such modified or enhanced mobile application platforms and/or software to other clients until the earlier of (a) after two (2) years from the Signing Date of this Agreement or (b) upon the termination of this Agreement by mutual agreement of the Parties, unless otherwise agreed upon by the Parties in writing.

Where the services under any Work Order require modifications or enhancements to the CARD Bank's or its Members' existing system, including but not limited to maintenance, conversion, or reengineering services, the computer code and other literary elements comprising the deliverable shall be the sole and exclusive property of CARD Bank or its Member. Any title or license to the deliverable shall vest with the CARD Bank or its Members upon payment of the fees for such deliverable.

Notwithstanding the above, CARD Bank acknowledges that all or part of the TelUPay Services may contain general know-how and prior intellectual property of the Service Provider, which is used or useable in connection with providing of products and services by TELUPAY to other persons, firms and entities.

Accordingly, CARD Bank agrees that TELUPAY may use all such know-how and prior intellectual property in connection with the provision of products and services to third parties not earlier than two (2) years from the termination of this Agreement, unless the parties by mutual agreement provides otherwise.

In the event that any general know-how and prior intellectual property of TELUPAY is embedded as part of the deliverables, TELUPAY grants to CARD Bank a non-exclusive, non-transferable, royalty free, license co-terminus with the term of this Agreement to use such know-how and prior intellectual property that are embedded in such deliverable and form an integral of such deliverable to enable the use of such deliverables by CARD Bank and any other institution that is a member of the CARD MRI. Nothing contained in this clause shall be construed to grant the CARD Bank and its Members any right to use or exploit such prior intellectual property in its stand-alone form;

29.        Assignability. This Agreement and a party's rights and obligations hereunder may not be assigned for any reason without the written consent of all the parties;

30.        Waive of Provisions. Any waiver hereunder must be express and in writing by the party agreeing to waive any right hereunder;

31.        Integration. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof;

32.        Amendment. This Agreement shall not be amended or modified except by a written instrument signed by all parties;

33.        Binding Effect. The terms, conditions and provisions of this Agreement and all obligations of the parties shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns;

34.        Notices. Any notice given under this Agreement shall be made in writing and shall be deemed to have been duly given or made if delivered personally, or mailed to the parties;

35.        Counterparts. This Agreement may be executed in any number of separate counterparts that together shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto hereby cause their respective authorized representatives to affix their respective signatures this 23rd day of July, 2014 in San Pablo City.

For
CARD Bank, Inc.

/s/ Dolores M. Torres

Mrs. Dolores M. Torres
President & CEO

Witnessed by:

Mrs. Lorenza DT. Baliez
Executive Vice-President

For

CARD MRI Information Technology, Inc.

/s/ Edgar V. Cauyan

Mr. Edgar V. Cauyan
President & CEO

Witnessed by:

/s/ Roderick Mercado

Mr. Roderick Mercado
Vice-President

For

TELUPAY (PHILIPPINES), INC.

/s/ Rosarito D. Carillo

Ms. Rosarito D. Carrillo
President and CEO

Witnessed by:

/s/ Guiller E. Evite

Guiller E. Evite
Team Lead - Business Development Group

ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES

CITY OF MAKATI                                                     ) S.S.

            BEFORE ME, a Notary Public for and in CITY OF MAKATI, on this ______ day of July 23, 2014   , personally appeared the following with their respective Government Identification Numbers, to wit:

Name	Government IDs	Date and Place of Issue
MR. EDGAR V. CAUYAN
MR. RODERICK MERCADO
MRS. DOLORES M. TORRES
MRS. LORENZA DT. BANEZ
MS. ROSARITO D. CARRILLO	DL No. N16-84-025291 expiring on 27 March 2014

known to me and to me known to be the same persons who executed the foregoing instrument consisting of thirteen (7) pages including this page wherein the acknowledgement is written duly signed by the parties and their instrumental witnesses at the spaces herein provided, and they acknowledge to me the same is their own voluntary act and deed and that of the corporations herein represented.

WITNESS MY HAND AND SEAL on the date and place first above written.

Doc. No. 185
Page No. 38
Book No. 356
Series of 2014

ATTY. VIRGILIO R. BATALLA
NOTARY PUBLIC FOR MAKATI CITY
UNTIL DECEMBER 31, 2014
ROLL OF ATTORNEY 48340
MOLE COMPLIANCE NO. IV-0016333
NO. 706762 LIFETIME MEMBER
PTR NO. 4226606 JAN 2, 2014
APPOINTMENT NO. M-35

ANNEX A

CHARGES AND COSTS

A. General Provisions

1. All prices are quoted in Philippine Peso(s) and inclusive of Value-Added Taxes "VAT").

2. TelUPay represents and warrants that all fees and charges of the telecommunications companies which are incorporated in the prices quoted below are charged at cost to CMIT and its Members.

3. The fees provided herein shall be subject to review and renegotiation by the Parties within thirty (30) days prior to the lapse of six (6) months from Signing Date.

B. Transaction Fees

For every mobile transaction done by members using the mobile application on any channels available on the TelUPay System, CMIT shall pay the Service Provider Php 0.20 per transaction.

C. SMS Cost

All SMS System Reply Cost shall be for the account of CMIT. TelUpay shall apply a tiered level of SMS Cost as given in the table below:

Monthly SMS Volume	Cost per SMS
Less than 1 Million SMS	PhP 0.75
1 Million up to less than 2 Million	SMS Php 0.70
2 Million SMS or more	Php 0.65

For the avoidance of doubt, the applicable Costs per SMS shall be applied to the total Monthly SMS Volume. To illustrate, if the Monthly SMS Volume for a month is 1.2 Million SMS, the Costs per SMS that will be charged for the 1.2 Million SMS shall be Php 0.70.

D. USSD Session Cost

The cost of every USSD Session, for every user opting to use the USSD Channel/Service, shall be PhP 1.75.

_________________________
1"TELUPAY System" means the TELUPAY Services and the Services Documentation. "TELUPAY Services Documentation" means the services manuals, user instructions, technical literature and all other related materials in eye readable form supplied to the Client by the Service Provider for aiding the use of the TELUPAY Services.

E. Optional Charging

In lieu of the Transaction Fee per usage, CMIT may opt to pay a yearly activation fee as follows:

Number of Users, any channels (SMS or USSD)	Yearly Activation Fee	Payment Due Date
< 1 Million Users	Php 25.00/year/per user	For any user enrolled by CMIT under this Optional Charging, TelUpay shall bill CMIT for the yearly activation fee at the end of month of enrollment of such user.
1 Million Users or More	Php 20.00/year/per user	For any user enrolled by CMIT under this Optional Charging, TelUpay shall bill CMIT for the yearly activation fee at the end of month of enrollment of such user.

If the Number of Activated Users reaches 1 Million at any given month during the year, TelUpay shall reduce the Yearly Activation Fee to P20.00/user/year. Where CMIT has achieved a Number of Activated Users of 1 Million, for the next anniversary of CMIT's election of Optional Charging, TelUpay shall only charge a Yearly Activation Fee of only P20.00/user/year for all Activated Users of CMIT.

In this option, CMIT will only pay for the SMS Costs and the USSD Costs consumed by the transactions per usage. No transaction fees will be charged.

CMIT shall have the option of going back to paying Transaction Fee at any time, upon prior written notice to TelUpay.

F. Annual Maintenance Fee

TelUpay, in addition to the actual transaction costs, shall be entitled to collect an Annual Maintenance Fees follows:

Period	Annual Maintenance Fee	Invoicing Frequency
Year 1	Free	N/A
Year 2	Php 600,000	Quarterly in Advance, 4 equal quarters of Php 150,000 per Quarter
Year 3	Php 600,000	Quarterly in Advance, 4 equal quarters of Php 150,000 per Quarter
Year 4	Php 600,000	Quarterly in Advance, 4 equal quarters of Php 150,000 per Quarter
Year 5	Php 600,000	Quarterly in Advance, 4 equal quarters of Php 150,000 per Quarter

G. Bills Payment and eLoad Transactions Costs

TelUpay shall bill CMIT for the value of (1) bills payment and (2) eLoad transactions made through on a semi-monthly basis.

H. Changes in the Fees and Costs

The fees and costs described in this Annex A may be revised subject to the agreement in writing of both parties.

ANNEX B

CMIT FEES AND PAYMENT TERMS

A.   General Provisions

1.   All prices are quoted in Philippine Peso(s) and inclusive of Value-Added Taxes ("VAT").

2.   The fees provided herein shall be subject to review and renegotiation by the Parties within thirty (30) days prior to the lapse of six (6) months from Signing Date.

B.   Transaction Fees

For every mobile transaction done by members using the mobile application on any channels available on the MFS System, CARDBank shall pay the Service Provider Php 0.05 per transaction.

C.   Annual Maintenance Fee

CMIT, in addition to the actual transaction costs, shall be entitled to collect an Annual Maintenance Fee as follows:

Period	Annual Maintenance Fee	Invoicing Frequency
Year 1	Free	N/A
Year 2	Php 600,000	Quarterly in Advance, 4 equal quarters of Php 150,000 per Quarter
Year 3	Php 600,000	Quarterly in Advance, 4 equal quarters of Php 150,000 per Quarter
Year 4	Php 600,000	Quarterly in Advance, 4 equal quarters of Php 150,000 per Quarter
Year 5	Php 600,000	Quarterly in Advance, 4 equal quarters of Php 150,000 per Quarter

D.   Changes in the Fees and Costs

The fees and costs described in this Annex A may be revised subject to the agreement in writing of both parties.

ANNEX C

Service Level Agreement

1. INTRODUCTION

1.1 Purpose

The TelUPay Service Level Agreement ("SLA'') covers all the provisions and support for the Mobile Financial System ("MFS'') which utilizes the TelUPay Mobile Banking Technology ("TelUPay System''), including the services to be provided under the Memorandum of Agreement ("MOA") signed by TelUPay (Philippines), Inc. ("TelUPay") and CARD MRI Information Technology, Inc. ("Client") collectively known as the "Parties", hereto dated 26 February 2014; the billable service, the hours of service coverage, how service delivery will be measured and reported to Client, any financial obligations for which the Client is responsible for, severity level definitions and response time.

The services covered by this SLA will be provided to the Client when the system is fully installed, tested and operational which for all purposes is defined as the period when the Client and its selected accountholders uses the MFS ("PILOT") as per MOA.

This document clarifies all parties' responsibilities and procedures to ensure Client's needs are met in a timely manner. This SLA will remain valid for the duration of the term of the MOA until revised or modified by the parties in writing.

2. SCOPE OF SERVICE

2.1 Service Description

The Mobile Financial Service (MFS) is a complete comprehensive financial solution that aims to improve banking business by providing fast, effective and efficient way to do fund transfers and conduct business transactions for Client.

In addition to the MFS, this document shall have a limited coverage on the service level commitment of the SMS and USSD Gateway Facility known here in this document as 3rd Party Service Provider Service. The limited coverage means that the 3rd Party Service Provider Service shall only cover the SMS and USSD Gateway Platform availability only and shall by no means include availability of the Telecommunication Operators' availability.

2.2 Service Availability and Support Hour

Required availability for these services is 99.5 percent uptime per month twenty-four (24) hours and seven (7) days a week, not counting planned maintenance times. Availability will be measured everyday and averaged monthly, while the 3rd party Service Provider Service, shall be providing daily transactions and availability report.

The TelUPay shall provide:

1. Technical support to its Client during regular business hours: Monday - Friday, 9:00 A.M. to 6:00 P.M.

2. On-call and email support is available twenty-four (24) hours a day / seven (7) days a week.

If these service times are found to be unacceptable, the Client may request an SLA review for re-evaluation.

2.3 TelUPay Key Personnel

TelUpay will provide key personnel with different escalation levels as the primary contact points for the counterpart key personnel provided by the Client for various concerns as indicated in the 'Client Key Personnel' part of this SLA.

In case the personnel assigned for the first escalation priority is not available or cannot be contacted for some reason, the Client can move up the escalation priority list.

Should there be a change of key personnel from TelUPay, TelUPay will communicate the change to the Client immediately to ensure proper turnover.

Key Personnel	Escalation Level	Project Role	Contact Information
Ria Jane Gutierrez	1st level	Quality Assurance Team	ria.gutierrez@TelUPay.com 63918494-2027 6597595
Karlene Abainza	2nd level	Project Manager	Karlene.abainza@TelUPay.com 09177955602 6597595
Glenn Losentes	3rd level	Senior Manager	Glenn.losentes@TelUPay.com 09177170708 6597595

2.4 Documentation

TelUPay will provide documentation to the Client in the form of user manuals for the developed modules and phone compatibility list upon delivery and acceptance of the product by the Client.

2.5 Out-of-Scope Services

TelUPay may provide out-of-scope services (OOSS) as may be required by the Client subject to approval by both Parties through a change request process.

Change Request for out-of-scope services shall be accomplished by the Client describing the scope of the requirement. TelUPay then shall provide the quotation for the OOSS outlining the impact of the request - timeline, downtime requirement, improvement in the service, additional hardware or software requirement, and the amount required for the OOSS to be accomplished.

TelUPay shall only proceed with the OOSS with an approval from the Client of the quotation through issuance of a purchase order.

Should the OOSS be a minor change request, meaning work can be done in less than 1 man-day (i.e., minor aesthetic or text revisions in UI), TelUPay shall waive the fees for the service request.

3. PERFORMANCE TRACKING AND REPORTING

3.1 Service Level Reporting

TelUPay shall provide a weekly summary report to ensure that no issue has been left unresolved and the requirements of the SLA are met on all the agreed issues/problems.

The report shall include statistics on how many issues have been reported, resolved and still open among others. This report should be available for printing from the TelUPay Bug Tracker directly.

3.2 Service Review Meeting

This SLA is valid within the term of the MOA, as services and technologies changer the SLA may change to reflect the improvements and/or changes. This SLA will be reviewed as per mutual agreement and updated as necessary. When updates are deemed necessary, the Client will be asked to review and approve the changes. In the absence of the completion of a review, the current SLA will remain in effect.

4. PROBLEM MANAGEMENT

Problem Management is structured to address the causes of incidents that pose the greatest risk. The main goal of problem management activities is to ascertain the root causes of incidents and to minimize their impact on the business operations of the Client (and hence eliminating repeat problems).

4.1 Incident Management

The TelUPay Helpdesk Team will respond to each service incidents/ issues reported that affects the continuity of the business operation as per defined in the 'Support and Service Desk' section of this SLA. Issues are received in the form of a ticket created in the TelUPay Bug Tracking System.

Issues are categorized according to its type (i.e. Architectural, Software, Application, Data Input and Change Request) and assessed its severity to determine the cause of the interruption. As soon as these two aspects occur, the problem is changed to a known error.

Known errors are cross-referenced to see if there exists a record on the TelUPay Bug Tracker. If so, the new incident will either be closed or tagged as a child issue with reference to the existing one. However, if the known error doesn't match any existing ticket, it will be assigned to key personnel for corresponding solutions.

4.2 Severity Level

Severity Level can be defined based on the following description:

Severity Level	Description
Severity 1: Urgent	During SEVERITY ONE incidences, MFS ceases to function and Business cannot continue.
USSD and/or SMS Gateway is totally unavailable due to fault of the 3rd Party platform
Severity 2: Major	During SEVERITY TWO incidences, major elements of MFS are running on a degraded functionality making some features not available
USSD and/or SMS Gateway experiencing significant degradation or any of the telco is not available
Severity 3: Minor	During SEVERITY THREE incidences, all business functions are working as required, but at a slower performance output.

Severity 4: Trivial

MFS or its significant elements are exhibiting errors that do not have direct influence on all or part of the activities connected to the MFS.

During SEVERITY FOUR incidences e.g. aesthetic errors all business functions are working as required and there is no impact on the operations of MFS.

4.3 Support and Service Desk

The TelUPay Team will respond to service incidents that affect the business based on the following metrics on Severity level.

Severity	Response Time	Target system restore time (Workaround)	Target Resolution	Status Call
Severity 1 MFS	30 minutes after ticket report	2 hours after ticket report	1 business day after issuing response	Every 60 mins until resolution
Severity 1 SMS/USSD	30 minutes after ticket report	3 hours after ticket report	6 hours after ticket report	Every 60 mins until resolution
Severity 2	1 hour after ticket report	4 hours after ticket report	1 - 2 business days	Every 4 hours until resolution
Severity 2 SMS/USSD	1 hour after ticket report	12 hours after ticket report	24 hours after ticket report	Every 4 hours until resolution
Severity 3	3 hours after ticket report	8 hours after issuing response	5 - 10 business days	Every day after first update until resolution
Severity 3 SMS/USSD	3 hours after ticket report	1-2 days after issuing response	5 - 10 business days	Every day after first update until resolution
Severity 4	5 hours after ticket report	12 hours after issuing response	Per agreed - to plan	Upon closure

4.4 Problem Escalation Workflow

1. That Client has done its first level troubleshooting and isolated the issue to be with the MFS. The basis of the troubleshooting and isolation will be the MFS Administration Manual.

2. Problems/ Issues should be created as a ticket in the TelUPay Bug Tracker.

- Application Administrator will access http://TeIUPay.bugtrack.com or may ask TelUpay Helpdesk to access on his/her behalf.

- Application Administrator will create a ticket and submits in TelUPay bugtrack or may ask TelUpay Helpdesk to access on his/her behalf.

3. Only key personnel from both TelUPay and Client can report, assess and update the issue in the TelUPay Bug Tracker.

- The Application Administrator from Client

- The Project Manager for Client

- The Application Manager for Client

- The Quality Assurance Team for TelUpay

- The Project Manager for TelUpay

- Senior Manager for TelUpay

Process:

l. Client Application Administrator reports issues through the TelUPay Bug Tracker in the form of a ticket. Issues are categorized according to its type and assessed according to its severity. Application manager will also notify TelUPay via email of the issue and the ticket. Ticket can be addressed to the QA, Project manager and Application Administrator.

2. TelUPay Quality Assurance (QA) will cross-reference reported issue if there exists a record on the TelUPay Bug Tracker. If so, the new incident will either be closed or tagged as a child issue with reference to the existing one. However, if the known error doesn't match any existing ticket, it will be assigned to key personnel (Project Manager; Developer) for corresponding solutions.

a. Project Manager - Change request and uncontrolled variables.

b. Developer

3. Key Personnel will re-assess ticket. If issue can be replicated, resolution or fixes will be applied. However, if the issue forwarded cannot be replicated, ticket will be re-assigned to the Client representative for re-evaluation or closing.

4. Fixed ticket will be forwarded to QA for regression testing.

5. If ticket has passed the testing, QA will forward ticket to PM. If not, ticket will be re-assigned to the Key Personnel for re-fixing.

6. PM will tag ticket as RESOLVED, if verified successful. If not, ticket will be re-assigned to the QA.

7. Client will re-test issue and if confirmed resolved, will tag ticket as CLOSED. However, if still not addressed, will re-assign issue to QA for possible resolution until Client will tag it solved.

8. TelUPay shall submit a post-mortem report to the Application Manager for Client not later than three (3) days after the incident.

4.5 Consequences of Failure to Respond and KPI of System Availability not met

1. In the event that the TelUPay fails to meet any of the response times, workaround times or target resolution times required for Severity Levels 1, 2 and 3 identified in the Section 4.3 except for the Status Calls of this Annex B, the Client shall be entitled to claim from TelUPay the following:

a. Severity 1 failure to comply (except for Status Call) - twenty percent (20%) of the total Transaction Fee of the previous month only.

b. Severity 2 failure to comply (except for Status Call) - fifteen percent (15%) of the total Transaction Fee of the previous month only.

c. Severity 3 failure to comply (except for Status Call) - ten percent (10%) of the total Transaction Fee of the previous month only.

This provision shall be in effect starting from three (3) months after date of the 1st transaction of a member in the production environment or three (3) months after the date of the signing of the Memorandum of Agreement (MOA) whichever is earlier.

2. In the event that the TelUpay fails to maintain a 99.5% TelUpay System Availability as prescribed in Section 14.1 of the Agreement, Client is entitled to claim from TelUPay as compensation from the Availability not being met, twenty percent (20%) of the Transaction Fees only of the previous month only. Such amount shall be independent of the claims the Client has made in item 1 above and without prejudice to the Client's remedies under Section 20 of the Agreement.

5. DUTIES AND RESPONSIBILITIES

5.1 Hardware and Infrastructure Dependencies

TelUPay will provide the hardware as required for the implementation of the MFS. The CMIT must ensure that the hardware is located in a secured environment agreed upon by both Parties. TelUPay will provide support and maintenance for the TelUPay-owned provided hardware ("TelUPay Hardware"). TelUPay will provide any required upgrades or Changes in the specs of the TelUPay Hardware.

5.2 Other Projects of the Client

In the event that the Client will develop other projects on its own, either through in-house development or through another third-party vendor, and use the functionalities of MFS to function properly, the Client will ensure that the other projects will have the means to properly communicate with MFS and that the other projects will not disrupt the operations of MFS in any way.

TelUPay will consider the accommodation of further customization of MFS for the other project subject to a new agreement.

5.3 Client Key Personnel

The Client will provide key personnel ("Client Key Personnel") with different escalation levels as the primary contact points for the counterpart key personnel provided by TelUPay for various concerns as indicated in the 'TelUPay Key Personnel' part of this SLA.

The Client Key Personnel will provide the proper support by assigning the designated manpower, sufficient facilities and other required resources for the operations of the MFS.

The Client Key Personnel will adhere to the problem escalation process set by TelUPay to properly execute the problem management. This includes providing the complete information by filling in required forms and submitting complete report.

Should there be a change of Client Key Personnel from the Client, the Client will communicate the change to TelUPay to immediately ensure proper turnover.

Key Personnel	Escalation Level	Project Role	Contact Information
CAMILLE JOYCE DE MESA	1st	Application Administrator	(049) 503-1547 (049) 562-4309 loc 124 cj.demesa@cardbankph.com
VASHILYN MANALO	2nd	Project Manager	(049) 503-1547 (049) 562-4309 loc 124 vashilyn.manalo@cardbankph.com
ALEXANDER SANCIANGCO	3rd	Application Manager	(049) 503-1547 (049) 562-4309 loc 124 Alex.sanciangco@cardbankph.com

5.4 Approvals and Information

Both TelUPay and Client Key Personnel will participate, when requested in all decision-making that involves technical, administrative and procedural that may affect the integrity of the Client application and database.

They will provide all information necessary to assist TelUPay in coming up with the proper solution. This shall include procurement of additional hardware to scale up the system when usage rises and replacement of faulty hardware.

6. SECURITY

6.1 Location

The Client shall provide a secure location to house the MFS. A secured location is defined as a space where the following criteria are met:

  Regulated and monitored access.

  Safe from the elements. e.g. dust free with proper ventilation and not exposed to the harmful rays of the sun.

  Safe from natural calamities. e.g. flood and earthquake.

  Safe from man-made calamities. e.g. Fire and power outage.

  Safe from theft.

6.2 Accessibility

CMIT shall provide a secured network that will be used as the sole connection of the MFS to the Telecommunication companies (TELCO) subject to commitment letter by TelUPay for its share of the cost of the 2nd DSL Connection.

7. HARDWARE INVENTORY

HP Bladesystem c3000, 508665-B21

- 4 x 1200W Power Supply

- 6 HP Active Cool Fans

- 1 x HP Blc GbE2c LY 2/3 Switch, 438030-B21

2 x HP BL460c G6 E55306G, 507780-B21

- Intel Xeon E5530 quad core (2.4Ghz 4M Cache, 8MB l3 Cache 80W)

- 12gb PC-3 800 Memory

- 4 x HP 300GB 3G SAS 10K 2.5in DP ENT HDD 492620-B21

- 6 x HP 2gb 2rx8 PC3-10600R-9 kit 500656-B21

2 x HP BL280C G6 E5502 2G 507788-B21

- Intel Xeon E5502 G6

- 2gb PC3-800 Memory

- 2 x HP 250GB 3G SATA NHP 460357-B21

2 HP Bl280C G6 CTO Blade

Sn.SGH031XRAY, SGH031XRBO

2 HP E5506 Bl280C G6 FIO Kit

2 HP 2gb 2RX8-PC3 10600R-9-Kit

2 HP Factory Integrated- (PN500656-B21/0D1)

2 HP 146GB SAS 10k 2.5IN NHP DP

ENT Hard Disk Drive

Sn.3SD30RHD, 3SD30MP4

2 HP Factory Integrated- (PN:537807-B21/0D1)

2 Smart Array P712M/ZM Controller

2 HP Factory Integrated (PN:484299-B21/0D1)

GLOSSARY
Term	Definition
Key Personnel

This refer to individuals responsible assigned for the development, administration or advise on the MFS operation. They consist of high-ranking personnel that need to be contacted in cases needed of decision making.

Client	Refer to the bank company or other engaging party availing of the services of TelUPay
Service	Refers to the provision of a discrete function within a systems environment
Service Catalog	Refers to the list of services that an TelUPay will provide to the Client
Incident/ Issue	Any unplanned outcome from the operation of an information system. Incidents interrupt the IT service which the Client receives.
Known error	Refers to the identified root cause of a Problem
Ticket	Formal incident report created by Client in the TelUpay Bug Tracker.
Workaround

Refers to the bypass of a recognized problem in a system. A workaround is typically a temporary fix that implies that a genuine solution to the problem is needed. Frequently workarounds are as creative as true solutions, involving out of the box thinking in their creation.

Severity Level	These are assessment made for each identified problem to establish the service level requirement
Helpdesk Facility Program	The application set-up by TelUPay to accommodate incident reports from Client during the UAT or Production phase.
Bank System Project Manager

The Key Personnel responsible for assessing and monitoring the status of all reported problems. He is the only authorized person to report problems in the TelUPay bug tracker. He is the one who directs non-application problem to the Bank System Team upon assessing that the problem is beyond application. Guidelines will be provided by TelUPay through the Trouble Shooting document.

Bank System Team	They are bank personnel responsible for resolving non-application problems and are required to provide report to the Bank System Project Manager.
TelUPay Bug Tracker	The application to be used by both the Client and the TelUPay to communicate the problem reporting and monitoring.
TelUPay Team	The TelUPay Technologies Philippines, Inc personnel responsible for resolving all reported problems in the TelUPay Bug Tracker.
Country Partner (Helpdesk)	They are one of the Key Personnel assigned by TelUPay to accommodate issues/problems raised by Country Clients. They will serve as TelUPay's representative in their corresponding local area.

TERM SHEET - JOINT VENTURE COMPANY

This Term Sheet is being issued for discussion/exploratory purposes only and shall not be construed as a binding offer or proposal, unless the Parties have executed the definitive agreements specifically and expressly embodying the terms and conditions agreed upon by both parties.
Parties

The following terms and conditions shall be executed by and between:

  TELUPAY(PHILIPPINES), INC. ("TELUPAY"), a corporation duly organized and existing under Philippine laws with principal office located at 6th Floor Kings Court Building 2, 2129 Don Chino Roces Avenue corner Dela Rosa Street, Makati City 1230, Philippines, herein represented by its President and CEO, Jose Luis Romero-Salas; and

  CARD MRI INFORMATION TECHNOLOGY INC. ("CMIT"), a corporation duly organized and existing under Philippines Laws with principal office located at 20 M. L. Quezon St., City Subdivision, San Pablo City, Laguna) herein represented by its President and CEO, Edgar Cauyan.

(TELUPAY and CMIT may hereinafter be referred to individually as a "Party" and collectively as "Parties")

Objective of the Parties

The Parties have agreed in principle to the utilization of TELUPAY's mobile application platform and/or software development services ("TELUPAY Services") for CMIT and its Members' mobile banking service requirements. For this purpose, the Parties shall establish a joint venture company which shall serve as the Service Provider of the TELUPAY Services ("JV Co") subject to the terms and conditions provided herein.

Condition Precedent

The establishment of the JV Co shall be subject to and conditioned upon the successful completion of a Pilot Program wherein the TELUPAY Services will be made available to CMIT and its Members for a limited period from ______ to _______ , during which period CMIT shall determine the TELUPAY Services' capability, reliability, usability, security, viability, scalability, performance, install-ability, compatibility and conformity with the overall requirements of CMIT for the implementation of a Mobile Financial System ("MFS"). The successful implementation of the Pilot Program and the acceptability of the TELUPAY Services shall be confirmed by CMIT through the issuance of an Acceptance Certificate, within fifteen (15) days from the end date of the Pilot Program.

Establishment of a Joint Venture Company

Upon the satisfaction of the Condition Precedent, the Parties shall cause the formation and registration of a joint venture company (the "Company") with the Philippine Securities and Exchange Commission ("SEC").

The Company shall be established for the purpose of providing TELUPAY Services to CMIT and other entities that CMIT will decide to include. "TELUPAY Services" refer to the mobile application platform and/or software development services providing mobile phone banking and e-wallet services, including all updates, patches or enhancements thereto, training, maintenance and support services add other deliverables and information supplied by or on behalf of TELUPAY, which will enable specific transactions allowed by CMIT's system for its customers to conduct mobile transactions such as but not limited to the following:

  Balance inquiries

  Cash-in

  Cash-out transactions (Request, Completion and Cancellation of Request)

  Loan payment (Client-Initiated and Agent-Assisted)

  Revolving Credit Facility Loan (Request for drawdown and Repayment)

  Fund transfer (Matapat to Pledge and with Other Savings Account)

  Change MPIN

  Request for Mini-Statement

  Agent Summary of Transactions

  Bills payment

  E-load purchases

  MBO/ Tier 2 Agent (Cash-in and Cash-out transactions)

TelUPay Services shall also include all transactions necessary or incidental for the foregoing transactions such as, but not limited to:

  Enrollment/ registration/ activation / deactivation of a MFS account

  Security control

  Report generation

  Real-time notification and confirmation of customer transactions

  Back- up and recovery

  Source code management

Authorized Capital Stock of the Company

The authorized capital stock of the Company shall initially be Ten Million Philippine Pesos(PhP l0,000,000.00) consisting of [x] Common (Voting) Shares with a par value of One Peso (PhP 1.00) per share, and [x] Preferred (Non-voting) Shares with a par value of One Peso(PhP1.00) per share.

Ownership Interest in the Company	The ownership interest of TELUPAY and CMIT in the Company shall be as follows:
	Shareholder	% of voting shares	% of non-voting shares
	TELUPAY and its Nominees	30%	30%
	CMIT and its Nominees	70%	70%
	TOTAL	100%	100%
Governance; Composition of the Board of Directors

The Board of Directors of the Company shall consist of seven (7) directors. For as long as CMIT holds or owns at least Seventy Percent (70%) of the voting stock of the Company, CMIT shall be entitled to nominate Five (5) directors to the Board. For as long as TELUPAY holds or owns at least ___% of the voting stock of the Company, TELUPAY shall be entitled to nominate ___(__) directors to the Board. The Parties agree to pool and cast their votes to procure the election of their nominees as members of the Board in accordance with this clause.

In the event of a vacancy in the Board of Directors, the party who nominated the vacating director shall have the right to nominate the successor director for the unexpired term of the vacating director. Any director elected shall be entitled to continue in office until expiration of his term or until removal by the Board of Directors. The Party which originally nominated such director shall be entitled to nominate another in his place.

Meetings of the Board of Directors; Quorum; Voting Requirements

The Board shall hold regular meetings at least once every quarter or as often as the Board may deem necessary on such dates and at such times and places as may be determined by the Chairman of the Board, or the President, or upon the request of at least a majority of the members of the Board. A director may attend the meeting via teleconference or videoconference and be counted for quorum purposes.

In any meeting of the Board, at least a majority, or four (4) members of the Board, must be present to constitute a quorum.

The affirmative vote of a majority of the directors present during a meeting at which there is a quorum shall be sufficient to constitute a valid corporate act.

Shareholders' Meetings, Quorum; Voting Requirements

The regular meetings of the shareholders shall be held at the principal office of the Company every so often as may be provided in the By-Laws of the Company.

Special meetings of the shareholders may be held on such dates and at such times as may be determined by the Chairman, or the President, or upon the request of shareholders representing at least a majority of the Company's outstanding capital stock.

Except where the law requires the presence of a greater number, the presence of shareholders representing at least a majority of the Company's outstanding capital stock shall constitute a quorum at any shareholders' meeting. If no quorum is constituted, the meeting shall be adjourned until a quorum is achieved.

The affirmative vote of the shareholders representing at least a majority of the Company's outstanding voting shares shall be sufficient to constitute a valid corporate act, except where the Corporation Code requires the affirmative vote of at least two-thirds (2/3) of the Company's outstanding capital stock.

Rights of Preferred Shares

Preferred shares shall be non-voting, non-cumulative, participatory, and shall be entitled to preference in liquidation and distribution.

Where dividends are declared, holders of Preferred Stock shall be entitled to receive a fixed dividend at the rate of Five Percent (5%), payable as may be authorized by the Board of Directors before any dividend shall be set apart or paid on the Common Stock. After all accrued and unpaid dividends on the Preferred Stock have been fully paid or declared and provided for, the holders of Preferred Stock shall then be entitled to participate in the retained earnings of the Company equally with the holders of the Common Stock, so that the holders of the Preferred Stock, in addition to the Five Percent (5%) preferred dividends above provided, shall receive a further amount per share of Preferred Stock equal to the amount per share of Common Stock to be received by the holders of the Common Stock. The dividend rate on the Preferred Shares may be changed subject to the decision of the Board.

In the event of any liquidation or dissolution or winding up to the Company, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to be paid in full both the par value of their shares and the unpaid dividends accrued thereon, before any amount shall be paid to the holders of the Common Stock. After such payment to the holders of the Preferred Stock, the remaining assets of the Company shall be divided pro rata among the holders of both Common Stock and Preferred Stock

Pre-Emptive Rights

Each holder of Common Stock shall be entitled to pre-emptive rights as to all issues of Common Stock, and each holder of Preferred Stock as to all issues of Preferred Stock, whether such issues are to be made out of present authorized capital stock or out of a proposed increase of authorized capital stock of from treasury.

Right of First Refusal

(a) If any Party ( "Transferring Shareholder") wishes to sell, assign, or otherwise transfer its shares in the Company ("Transfer Shares") it shall first offer to sell such shares to the other Party ("Non-transferring Shareholder") through a written notice specifying the price, terms and conditions of its offer ("Transfer Notice").

(b) The Non-transferring Shareholder, within 60 calendar days from receipt of the Transfer Notice ("Exercise Period"), shall have the right to exercise the Right of First Refusal. If the Non-transferring Shareholder rejects the offer, or fails or otherwise refuses to accept the offer within the 60-day period, the Transferring Shareholder shall have the right to sell the Transfer Shares to a third party at a price and subject to terms and conditions no less favorable than those stated in the Transfer Notice, within 60 days from the lapse of the Exercise Period, or from receipt of a notice of rejection by the Non-transferring Shareholder, whichever is earlier ("Transfer Period").

Tag-Along Right

In the event that either Party agrees to sell all or part of its shares in the Company to a third party, and provided the other Party has not exercised its Right of First Refusal, the other Party has the right to join the transaction and sell its shares at the same terms to the third party.

Drag-Along Right

In the event that either Party agrees to sell all of its shares in the Company to a third party and the other party does not exercise its Right of First Refusal or Tag-Along Right, the selling Party has the right to force the other party to join in the sale of its shares in the Company at the same terms to the third party.

Prohibited Pledges and Involuntary Transfers

To the maximum extent permitted by applicable laws, each Party covenants and agrees that it shall not pledge or otherwise encumber its shares to, or in favor of, any financial institution or other person without the prior written consent of the other Party.

Other Restrictions on Transfer	No Party may transfer its shares to any person whose business competes with the business of the Company, unless with prior written consent of the other Party.
License over the TELUPAY Service

TELUPAY undertakes to grant to the Company, for the term of the joint venture and within the Philippines, an exclusive, royalty-free, and sublicenseable right and license to use and exploit the TELUPAY Services for the purpose of providing TELUPAY Services to CMIT other entities CMIT may decide to include, and to such other clients as may be agreed upon by the Parties.

TELUPAY warrants that it has complete and absolute right, title and interest in the TELUPAY Services and all intellectual property rights thereto (including but not limited to any trademarks, patents, designs, copyrights, know-how) and is entitled to license the intellectual property rights in the TELUPAY Services to CMIT. TELUPAY further warrants and represents that the TELUPAY Services and the use by CMIT and/or its Members and sublicensees of the know-how and technical information or processes relating to the TELUPAY Services, will not infringe on the intellectual property rights of third parties.

Most Favored Licensee

The rate granted to the Company in consideration for the grant of license to use and exploit the TELUPAY Services shall be no less favorable than those granted to any other licensee of TELUPAY. In the event TELUPAY offers more favorable terms to another such licensee, TELUPAY will notify the Company promptly and provide the Company the option of amending the license agreement accordingly.

Should the Company avail of any other product/service of TELUPAY, the rate to be charged to the Company shall be no less favorable than those granted to any other licensee of TELUPAY for the same product/service. In the event TELUPAY offers more favorable terms to another such licensee, TELUPAY will notify the Company promptly and the Company shall have the right to substitute the more favorable rate granted to such third party.

No Competition

Each Party agrees that for as long as both Parties are stockholders of the Company, no Party will engage, directly or indirectly, either as proprietor, stockholder, partner, or otherwise, in the same or similar activities as were performed for the Company in any business in the Philippines which distributes or sells products or provides services similar to those distributed, sold, or provided by the Company at any time.

For a period of [three (3) years] after a Party ceases to be a stockholder of the Company, the said Party will not, directly or indirectly, either as proprietor, stockholder, partner, or otherwise, distribute, sell, offer to sell, or solicit any orders for the purchase or distribution of any products or services which are similar to those distributed, sold or provided by the Company, to or from any person, firm or entity in the Philippines which was a customer of the Company.

Termination/Cancellation

This agreement shall be automatically terminated/ cancelled if the SEC:(a) does not approve the incorporation of the Company within sixty (60) days from the signing of the Joint Venture Agreement; (b) denies the application for incorporation of the Company; or (c) requires amendment of the Articles of Incorporation and By-Laws of the Company which either Party deems unacceptable in its good faith business judgment.

Governing Law	This Agreement shall be governed by, and construed in accordance with, the laws of the Philippines.
Dispute Resolution

Any dispute, controversy or claim which may arise out of or in connection with the Agreement, or the breach, termination or invalidity thereof, shall, at the first instance, be settled by negotiation and consultation by the parties in good faith.

In the event of such dispute, differences or disagreement cannot be settled by mutual agreement within the 60-day period, the same shall be settled finally by arbitration in the Philippines. The arbitration shall be conducted in accordance with the rules set forth by the Philippine Dispute Resolution Center, Inc. ("PDRCI").

Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of this agreement to arbitrate shall be governed by the laws of the Republic of the Philippines and the rules of the PDRCI.

The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accountings presented to the arbitral tribunal. Each of the Parties hereto waives any right to appeal any decision reached by the arbitrator(s). Judgment upon any award may be entered in any court having jurisdiction.

This Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect pending the award in any arbitration proceeding.

This Agreement to arbitrate shall be binding upon the successors, assigns and any trustee or receiver of each Party.